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             EXHIBIT 10.38 -- AGREEMENT WITH THE OBERON GROUP, LLC

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                                                               February 12, 2004

Mr. Guy Nissenson
Xfone, Inc.
Britannia House
960 High Road
London, N12 9RY
United Kingdom

Dear Guy:

This Agreement ("Agreement") will confirm the basis upon which Xfone Inc. and its affiliates and assigns ("Client") have engaged The Oberon Group, LLC. ("The Oberon Group") to assist Client explore, structure and negotiate financial alternatives (particularly in the United States) such as joint ventures, acquisitions, mergers, or otherwise, whether effected in a single transaction or a series of related transactions, (hereafter "Transaction") in which the voting power of a counterparty is combined with or transferred to Client.

1. The term of this Agreement shall be one year and shall be continuously renewed unless cancelled in writing by either Client or Oberon ("Term"). However, Oberon's engagement hereunder may be terminated by either Client or Oberon at any time after an initial six (6) month period, with or without cause, upon written advice to that effect to the other party with a 30 day notice period (Client may waive the 30 day notice should Oberon unilaterally request such termination); provided, however, that Oberon shall be entitled to any and all fees related to any Transaction as described herein in the event that (i) at any time prior to the expiration of 24 months after such termination by Client, a Transaction is consummated, subject to the conditions in paragraph 4; or (ii) Client enters into an agreement during the term of this Agreement or during such 24 month period which results in a Transaction.

2. Client agrees to pay Oberon an initial retainer fee of $60,000 in cash for a 6 month period ending on August 12, 2004. Thereafter, Client shall pay Oberon a monthly retainer payment of (i) $5,000 per month in cash; and (2) 1,500 5-year warrants with a strike price of $5.50 per share. The initial retainer fee shall be due upon signing of this Agreement and subsequent payments will be payable on the 1st of the month (i.e. - the next payment shall be made on March 1, 2004) each month thereafter until this Agreement is terminated.

3. In regards to any Transaction with any U.S. based counterparty, Client agrees to pay Oberon (a) 7.0% of the 1st $1 million of Aggregate Consideration; plus
(b) 6.0% of the 2nd $1 million of Aggregate Consideration; plus (c) 5.0% of the 3rd $1 million of Aggregate Consideration; plus (d) 4.0% of the 4th $1 million of Aggregate Consideration; plus (e) 3.5% of the remaining Aggregate Consideration (i.e. - for a Transaction with an aggregate consideration of $5 million, Oberon's fee from this Section 3 would be equal to $255,000). For any given Transaction, the consideration paid to Oberon will mirror the consideration paid to any seller (i.e. - if Oberon is due a fee of $120,000 and the consideration paid to the seller in a Transaction is 1/3 cash, 1/3 debt (with an 8% annual coupon and a 2 year maturity) and 1/3 Client common stock, Oberon's fee will be $40,000 in cash, $40,000 in debt (with an 8% annual coupon and a 2 year maturity) and $40,000 in Client common stock.

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4. For purposes of this Agreement, the term "Aggregate Consideration" shall mean the total amount of cash and the fair market value on the date which is five days prior to the consummation of the transaction of all other property paid or payable directly or indirectly to Client or counterparty or any of its security holders in connection with a Transaction, including (i) amounts paid to holders of any warrants or convertible securities of counterparty and to holders of any options or stock appreciation rights issued by Client or counterparty, whether or not vested; (ii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including unfunded pension liabilities, guarantees, capitalized leases and the like) of Client or counterparty repaid, retired, extinguished or assumed in connection with, or which otherwise remains outstanding as of the closing of, a Transaction; and
(iii) the fair market value of any assets of Client or counterparty which are retained by or otherwise distributed to its stockholders or affiliates in anticipation of or in connection with a Transaction. Amounts allocated to consulting agreements and covenants not to compete are to be considered part of the Aggregate Value upon which Oberon's fee is based. Any negotiated payout of the purchase price extending beyond closing date will not cause any change in Client's obligation to pay Oberon its fee in full at closing, except in the event of an earn out or incentive payment, said fee will be paid at the time a consideration is actually paid.

5. In addition, upon the closing of a Transaction, Client will issue Oberon, or its assigns, a warrant, valid for five years post closing, entitling its holder to purchase a total of: (a) 7% of the 1st $1 million of Aggregate Consideration; plus (b) 6% of the 2nd $1 million of Aggregate Consideration; plus(c) 5.0% of any additional Aggregate Consideration. The warrants shall have an exercise price equal to the market price of Client's common shares on the date of closing of the Transaction. Any common shares throughout this Agreement or any shares underlying the warrants throughout this Agreement shall entitle their holder to one-time "piggyback" registration rights. All warrants may be exchanged without the payment of any additional consideration for Client's stock based upon the values of the warrant and the stock at the time of the exchange (i.e., net issuance).

6. For any revenues paid to Client from parties introduced by Oberon to Client during the period of three years from the entry into the first agreement or purchase order with such third party ("Business Development"), The Oberon Group shall receive 1.5% of such revenues ("Referral Fee"). Such referrals will include any revenues derived from the sale of Client products or services to such parties, any revenues derived from the sale of Client product or services through the sales force of such parties, or any revenues derived by Client from joint selling efforts with such parties to a 3rd party. Each Referral Fee is payable upon the Client's receipt of such payment. Referral Fee shall not include any value added or similar taxes, any refunds, any credit notes and any other deductions from the consideration payable to Client.

7. Client agrees to reimburse Oberon for all reasonable out-of-pocket, legal and travel related expenses associated with its engagement, provided such expenses are appropriately documented in accordance with Client's internal policies and procedures and, provided, further, that any expense in excess of $1,000 shall be subject to the prior written approval of Client or shall not be subject to reimbursement. Excluding any travel related expenses, Oberon will only bill Client for individual expenses that are greater than $100 and have been approved by Client.

8. Client and Oberon agree that Oberon shall act solely as an independent contractor. Client and Oberon further agree that neither Oberon nor any person representing Oberon shall be construed as having entered into any relationship of employer and employee, principal and agent, trustee and beneficiary, partner, joint venturer, or any other such association, with Client; and agree further, that nothing in this agreement shall be construed by any person including the parties hereto, as creating any such relationship between the parties; nor shall the passage of money or other consideration between the parties, nor any other action by them in respect of this agreement, be interpreted as establishing such a relationship. In no case shall Oberon contact a potential target company without prior approval from Client.

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9. The parties hereto further understand and agree that neither party shall be obligated to pay any income tax, excise tax, unemployment insurance tax, property tax, business license fee, workers' compensation assessment, or other similar tax, assessment or charge that may be payable by or chargeable to the other party, under any past, present or future law, executive order or court order of the United States, the State of New York or any other governmental entity or agency whatever.

10. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law and any disputes relating hereto shall be resolved solely and exclusively in the State or Federal courts located in New York, New York. Each of Client and Oberon irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court located in New York County over any action, suit or proceeding arising out of or relating to this Agreement.

If the terms of our engagement as set forth in this Agreement (including the attached Standard Terms and Conditions) are agreed to, kindly sign the enclosed copy of this letter and return it to the undersigned. We look forward to working with the Company on this assignment.

                                         Sincerely,
                                         THE OBERON GROUP, LLC.

                                         By ________________________________
AGREED TO:
Xfone, Inc.

By ________________________________

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                          STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter agreement, dated February 6, 2004 between Xfone, Inc. and Oberon to which these terms are attached (the Agreement). Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter and any references herein to the "Agreement" shall mean the Engagement Letter Agreement together with these Standard Terms and Conditions. These Standard Terms and Conditions will survive the termination of this Agreement.

      Section 1. Indemnification and Contribution.

            (a) Client agrees (i) to indemnify and hold harmless Oberon and its affiliates, and the respective members, managers, directors, officers, agents, and employees of Oberon, its affiliates and its associated broker dealer (Oberon and each such entity or person being referred to as an "Indemnified Person"), and the respective heirs, representatives, successors and assigns of the Indemnified Persons from and against any losses, claims, demands, damages or liabilities of any kind relating to or arising out of activities performed or services furnished pursuant to the Agreement, any Transaction or Oberon's role in connection therewith, and (ii) to reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, or role, whether or not in connection with pending or threatened litigation to which any Indemnified Person is a party, in each case within a reasonable time after such expenses are incurred or paid. Client will not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from Oberon's gross negligence or willful misconduct. Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Client or any of its security holders or creditors for or in connection with the Agreement, any Transaction or Oberon's role or services in connection therewith, except to the extent that any such liability for losses, claims, demands, damages, liabilities or expenses incurred by Client is finally judicially determined to have resulted primarily from Oberon's gross negligence or willful misconduct. In the event of such judicial determination, Oberon shall indemnify and hold harmless Client and its affiliates, and the respective directors, officers, agents, and employees of Client in the same manner as set forth in this Section 1(a). In no event shall Client or any Indemnified Person be responsible for any specialor consequential damages.

            (b) Client shall not be liable for any settlement of any litigation or proceeding effected without its prior written consent. Client will not, without Oberon's written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding. If Client enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, Client shall provide for the assumption of its obligations under this Section 1 by another party reasonably satisfactory to Oberon.

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            (c) If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any losses, claims, damages or liabilities referred to therein then, in lieu of indemnifying such Indemnified Person hereunder, Client shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect the relative benefits to Client, on the one hand, and Oberon, on the other hand, of the Transaction (whether or not the Transaction is consummated) and also the relative fault of each of Client and Oberon, as well as any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by Oberon under the Engagement Letter. For the purposes of this Agreement, the relative benefits to Client and Oberon of the Transaction shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by Client or its security holders, as the case may be, in connection with the Transaction or Transactions that are the subject of the Engagement Letter, whether or not any such Transaction is consummated, bears to (b) the fees paid or to be paid to Oberon under the Engagement Letter.

      Section 2. Financial Advisory Role, Information, Reliance,
Confidentiality, etc.

            (a) Client understands that Oberon is acting solely as a financial advisor, is acting as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that Oberon's role in any due diligence will be limited solely to assisting Client in coordinating the work of Client's other professional advisers.

            (b) Client agrees to provide to Oberon all information reasonably requested by Oberon for the purpose of its engagement under the Agreement and to provide access during regular business hours to employees and officers and directors of Client as Oberon reasonably requests. Oberon shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that is publicly available and all information that has been furnished to it by Client or the Target or otherwise reviewed by Oberon, and Oberon shall not assume any responsibility or have any liability therefore. Oberon has no obligation to conduct any appraisal of any assets or liabilities.

            (c) In order to enable Oberon to bring relevant expertise to bear on its engagement under the Agreement among its global affiliates, Client agrees that Oberon may share information obtained from Client hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates, and that any Oberon affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms of the Agreement; provided, however, that the fee, if payable, shall be paid only to Oberon or its associated broker/dealer and that no other affiliate shall have any claim or demand against Client to receive any portion of its fee. Client agrees that, following the closing of an investment or transaction, Oberon may, at its option and expense, place an advertisement or announcement in such newspapers and periodicals as it may determine describing Oberon's role as financial advisor to Client, subject to the prior approval of Client and its legal counsel. Client agrees that any press release it may issue announcing a Transaction will contain a reference to Oberon's role as financial advisor to Client in connection with such Transaction, and that Oberon shall review and pre-approve any reference to it or its role as financial advisor under the Agreement in the first public statement made by Client (such approval not to be unreasonably withheld, conditioned or delayed).

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            (d) Oberon's financial advice is intended solely for the benefit and use of the Board of Directors of Client in considering a Transaction, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of Client or any other person, and may not be used or relied upon for any other purpose. Client will treat Oberon's advice as confidential and will not disclose it to any third party in any manner without Oberon's prior written approval.


            (e) In the event Client requests that Oberon deliver documents or information relating to a Transaction via electronic transmissions or delivery of such document or information is required by law or regulation to be made via electronic transmissions, Client acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any documents or information relating to Oberon's engagement under the Agreement or a Transaction are transmitted electronically, Client agrees to release Oberon from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorized interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties; provided, however, that Client shall not release Oberon from such losses or liabilities to the extent that they are finally judicially determined to have resulted from Oberon's gross negligence or willful misconduct.

      Section 3. Miscellaneous. The Agreement may not be assigned by Client or Oberon without the prior written consent of the other. The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. Notices permitted or required hereunder shall be to the following addresses (or such other address as shall be notified by a party hereto from time to time): if to Oberon- Oberon Group LLC, 79 Madison Avenue., 6th Floor, New York, New York 10016, USA, Attn: Adam Breslawsky; if to Client - Xfone Inc., Britannia House, 960 High Road, London, N12 9RY, United Kingdom, Attn: Guy Nissenson. Notice may be given (i) by registered or certified mail, postage prepaid, return receipt requested, effective 7 days after posting,
(ii) by confirmed fax, effective on the next business day in recipient's location, or (iii) by messenger or courier, effective upon receipt. The headings in this agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this agreement or any of its provisions. This agreement may be executed in counterparts, each of which, when taken together, shall constitute one duly executed original agreement.